EXHIBIT (11)



                           PHH CORPORATION AND SUBSIDIARIES

                Information Used in the Computation of Net Income Per Share
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                                                                                    Three Months Ended July 31,

            (In thousands except per share data)                                         1994                    1993
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            NET INCOME - as reported                                                 $ 16,515                $ 14,789

            Weighted average number of shares outstanding                              17,268                  17,283

            Give effect to the exercise of dilutive options
                 determined under the treasury stock method                               137                     368

            Reflect the period-end market price when greater
                than the average market price during the
                quarter                                                                    25                      26

            Number of shares used in the computation of net
                income per share                                                       17,430                  17,677

            NET INCOME PER SHARE                                                     $    .95              $      .84

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